Exhibit 99.1

FOR IMMEDIATE RELEASE

Stream Global Services Inc. Announces Pricing of $30 Million 11.25% Senior Secured Notes Due 2014

EAGAN, Minn.—(BUSINESS WIRE)—Stream Global Services, Inc. (“Stream”), a global business process outsource (BPO) service provider specializing in customer relationship management, including sales, customer care and technical support primarily for Fortune 1000 companies, today announced that it has priced $30 million of 11.25% senior secured notes due 2014 (the “Notes”) at 102.0% plus accrued interest from October 1, 2012. The Notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions to non-United States persons in reliance on Regulation S under the Securities Act.

The terms of the Notes are identical to the $200 million of notes issued in October 2009 (the “Existing Notes”). On the issue date of the Notes, each of the Company’s direct and indirect subsidiaries that guarantee the Existing Notes will guarantee the Notes. The Notes and the Existing Notes will be treated as a single class for all purposes under the indenture (including, without limitation, waivers, amendments, redemptions and other offers to purchase) and the Notes will rank equally with the Existing Notes. Because nearly all of the Existing Notes are now unrestricted, the Notes and the Existing Notes will initially have different CUSIP numbers. Following the consummation of the exchange offer for the Notes, it is expected that all of the Notes exchanged in the exchange offer and nearly all of the Existing Notes will have the same CUSIP number.

The sale of the Notes is expected to be consummated on March 13, 2013, subject to customary closing conditions.

The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and the related guarantees, nor shall there be any sale of the Notes and the related guarantees in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of the Notes and related guarantees will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Stream Global Services:

Stream Global Services is a global business process outsource (BPO) service provider specializing in customer relationship management, including sales, customer care and technical support primarily for Fortune 1000 companies. Stream is a trusted partner to multinational computing/hardware, telecommunications, service providers, software/networking, entertainment/media, retail, travel and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 37,000 employees capable of supporting over 35 languages across approximately 51 service centers in 22 countries. Stream strives to continue to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.